SECOND AMENDMENT TO AGREEMENT

This Second Amendment to Agreement (this “Amendment”) is made and entered into to be effective as of August 15, 2008, by and among Las Vegas Gaming, Inc., a Nevada corporation (the “Company”), and IGT, a Nevada corporation (“IGT”).

WHEREAS, the Company and IGT are party to the Agreement dated July 17, 2008 (the “Original Agreement”), as amended by the First Amendment to Agreement  dated August 15, 2008 (together with the Original Agreement, the “Agreement”), pursuant to which IGT advanced $1,500,000 to the Company; and

WHEREAS, the Company and IGT desire to further amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Defined Terms.  All capitalized terms in this Amendment not otherwise defined herein have the meaning ascribed to such terms in the Agreement.  Unless otherwise specified, all section references in this Amendment refer to sections of the Agreement.

2.           Amendments.  The Company and IGT agree to amend the Agreement as follows:

a.           Finalization of Terms.  Section 2 of the Agreement is hereby amended by deleting such Section as it currently appears in the Agreement in its entirety and replacing such Section in its entirety with the following:

“Section 2.          Finalization of Terms.  (i) In the event that IGT and the Company do not execute definitive agreements concerning the Settlement by August 29, 2008, then on October 30, 2008 (a) the Company will issue to IGT 750,000 shares of its common stock, par value $.001 per share, such shares to be duly authorized and validly issued and evidenced by a duly and validly executed share certificate delivered to IGT on such date, and (b) IGT will have the rights set forth below.  If at any time after August 29, 2008, the Company determines to take any action to license or otherwise dispose of any interest in any or all patents owned or controlled by the Company that have one or more claims covering the Company’s PlayerVision-related hardware, firmware, or software (“PVT”) based on the Company’s currently existing technology and patent pool, the Company will first undertake good faith negotiations to enter into an exclusive license with IGT on commercially reasonable terms.  The Company may not license any third party or otherwise dispose of any interest in the PlayerVision technology and their PVT patent, other than to end users and operators, until such good faith negotiations have been concluded. Any license purportedly granted or disposition made in conflict with these obligations shall be void.  If such good faith negotiations with IGT do not result in the grant to IGT of such an exclusive license within a commercially reasonable time, such automatic right to enter into an exclusive license shall expire.  However, IGT shall then further have a first right of refusal, exercisable for a commercially reasonable period after written notice to IGT with respect to any licensing or disposition of any interest in PVT to any third party by Company, to license on the same or better terms (for IGT) as those being offered by Company to the third party, and the Company may not abrogate IGT’s first right of refusal rights by licensing or disposing any such interest to third parties prior to IGT exercising its first right of refusal rights. (ii) The Company will have the option of returning to IGT $1,525,000 in cash by wire transfer of immediately available funds, such funds to be received by IGT no later than October 29, 2008, in which event the provisions of the above Section 2(i) shall be entirely null and void and have no force or effect, with no rights or obligations flowing therefrom.”

b.           Exclusivity.  The Agreement is hereby amended by adding the following new Section 11:

“Section 11.        Exclusivity.  “Except as provided below with respect to the Adline Media, LLC transaction, the Company hereby covenants and agrees that prior to August 29, 2008 (a) it will not, and will not permit any of its Affiliates (as defined below) to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person (as defined below) in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the directors, managers, officers or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by any member of the Company or any Affiliate of any member of the Company to take any such action; and (b) the Company will promptly notify IGT of all relevant terms of any such inquiries and proposals received by any member of the Company, any Affiliate of any member of the Company or any such director, manager, officer, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, the Company will promptly deliver or cause to be delivered to IGT a copy of such inquiry or proposal.   For the purposes of this Agreement, “Affiliates” is used as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement, as amended) involving the Company: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets, other than sales of finished goods inventory in the ordinary course of business; or (iii) any offer for any of the equity capital of the Company.” For the purposes of this Agreement, “Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.  Notwithstanding the foregoing, the Company may enter into a transaction with, and issue up to 750,000 shares of common stock to, Adline Media, LLC or its affiliate.”

3.           Continuation of the Agreement.  Except as otherwise expressly set forth herein, all other terms and conditions of the Agreement remain in full force and effect without modification.

4.           Governing Law; Jurisdiction.  THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which, when taken together, will constitute one and the same instrument.

6.           Invalidity.  In the event that any one or more of the provisions contained in this Amendment or in any other instrument referred to herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Amendment or any other such instrument.

7.           Interpretation.  The headings contained in this Amendment are for ease of reference only and shall not affect the meaning or interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

LAS VEGAS GAMING, INC.

By: /s/ Bruce A. Shepard

Name: Bruce A. Shepard

Title: Chief Financial Officer

IGT

By: /s/ Mark Hettinger

Name: Mark Hettinger

Title: Exec. Dir. Corp. Strategy